                                   FORM 8-K


                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                          the Securities Act of 1934


                        Date of Report: March 31, 1999


                       THE ASHTON TECHNOLOGY GROUP, INC.
            (Exact name of registrant as specified in its charter)



                                    1-11747
                           (Commission file number)

               Delaware                                 22-6650372
           (State or other                           (I.R.S. Employer
   jurisdiction of incorporation)                   Identification No.)


             1900 Market Street, Suite 701, Philadelphia, PA 19103
            (Address of principal executive offices with zip code)


                                (215) 751-1900
             (Registrant's telephone number, including area code)



                                Not applicable
         (Former name or former address, if changed since last report)

ITEM 5. OTHER ITEMS.

(A) On May 29, 1998, David N. Rosensaft ("Rosensaft") served the The Ashton Technology Group, Inc. ("ATG/TM/" or the "Registrant") with a complaint in the U.S. District Court for the Southern District of New York, entitled "David Rosensaft vs. ATG/TM/ and Universal Trading Technologies Corporation ("UTTC/TM/")" No. 98 Civ 3681, alleging claims against ATG/TM/ and its subsidiary, UTTC/TM/, for breach of fiduciary duty to Rosensaft as a minority shareholder of UTTC/TM/, for invalid amendments to the certificates of incorporation of UTTC/TM/ and ATG/TM/ and invalid issuance of UTTC/TM/ common stock to ATG/TM/ and improper issuance of additional shares of UTTC/TM/ common stock to ATG/TM/.

     More specifically, Rosensaft alleged that in 1995 the Registrant breached its March 7, 1995 agreement with Rosensaft by issuing only 2 million shares of UTTC/TM/ common stock to him in violation of a provision of that agreement that allegedly entitled him to receive 2.45 million shares of UTTC/TM/ common stock. In addition, Rosensaft alleged that, in causing UTTC/TM/ to issue approximately 19 million shares of UTTC/TM/ common stock to ATG/TM/ in September 1997 allegedly without adequate consideration, the Registrant improperly diluted Rosensaft's share of UTTC/TM/ common stock ownership from 6.7% to 1.38% in violation of Delaware corporate law and in breach of Rosensaft's March 7, 1995 agreement with the Registrant.

     The relief sought by Rosensaft was: (i) 450,000 shares of UTTC/TM/ common stock or damages to be determined at trial, but not less than $2 million; (ii) an order revoking or canceling the issuance of additional shares of UTTC/TM/ common stock in excess of the 10 million shares authorized by UTTC/TM/'s original Certificate of Incorporation; and (iii) an order revoking or canceling the issuance of approximately 19 million additional shares of UTTC/TM/ common stock to the Registrant; and (iv) and damages to be determined at trial.

     On March 22, 1999, the Registrant, UTTC/TM/ and Rosensaft entered into a settlement agreement whereby the Registrant and UTTC/TM/ agreed to, among other considerations, issue 416,667 additional shares of UTTC/TM/ common stock to Rosensaft and to reimburse Rosensaft $47,500 for legal expenses. The parties also executed comprehensive mutual releases as between each other. While the Registrant and UTTC/TM/ believe Rosensaft's claims are without merit and that the Registrant and UTTC/TM/ would have prevailed at trial, the Board of Directors of ATG/TM/ and UTTC/TM/ believe the cost of litigation would have significantly exceeded the costs associated with the settlement. Therefore, the Board of Directors of ATG/TM/ and UTTC/TM/ agreed to the settlement to avoid significant additional legal costs and the management distraction associated with such litigation.

(B) On March 24, 1999, ATG/TM/ announced that the Securities and Exchange Commission (the "Commission") approved a rule proposed by the Philadelphia Stock Exchange, Inc. (the "PHLX") that allows the PHLX to operate the volume weighted average price (VWAP/R/) trading system (VTS/TM/). Further details regarding this announcement are contained in the Registrant's press release dated March 24, 1999 attached as an exhibit hereto and incorporated by reference herein.

(C) On March 25, 1999, the Board of Directors of ATG/TM/ and the Board of Directors UTTC/TM/ approved a restructuring of the management of ATG/TM/ and UTTC/TM/. Fredric W. Rittereiser will serve as Chairman and Chief Executive Officer of both ATG/TM/ and UTTC/TM/. Fred S. Weingard, ATG/TM/'s Executive Vice President and Chief Technology Officer, was appointed Chief Operating Officer and President of UTTC/TM/. William W. Uchimoto, ATG/TM/'s Executive Vice President and General Counsel, and Arthur J. Bacci, ATG/TM/'s Senior Vice President and Chief Financial Officer were appointed to the Board of Directors of UTTC/TM/.

     In addition, Mr. Uchimoto, was named Chief Executive Officer and President of NextExchange, Inc. ("NextExchange"). Mr. Bacci will assume the additional responsibilities of Chief Operating Officer and President of ATG/TM/.

     NextExchange was formed on February 5, 1999 as a wholly owned subsidiary of UTTC/TM/. NextExchange plans to avail itself of the opportunities made available as a result of the Commission's recently articulated support for non-mutualized, "for profit" exchanges.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Date:       March 31, 1999          /s/ Arthur J. Bacci
                                    --------------------------------
                                    Arthur J. Bacci
                                    Chief Operating Officer, President and
                                      Chief Financial Officer


INDEX TO EXHIBITS

99   Press Release dated March 24, 1999

EXHIBIT NUMBER - DESCRIPTION

99   Press Release dated March 24, 1999